UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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Sybase, Inc.

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SYBASE, INC.
__________________

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
May 26, 2005

TIME:	10:00 a.m., Thursday, May 26, 2005

PLACE:	Sybase, Inc. United Nations Conference Room One Sybase Drive Dublin, California 94568

BUSINESS:	•	Elect two Class I directors

	•	Approve amendments to the Sybase, Inc. Amended and Restated 2003 Stock Plan, that among other matters, increase the share reserve by 3,000,000 shares

	•	Approve a 1,600,000 increase in share reserve of the Employee Stock Purchase Plans

	•	Approve the Executive Leadership Team Incentive Plan

	•	Ratify Ernst & Young LLP as our independent registered public accounting firm for 2005

	•	Transact other business properly brought before the meeting

RECORD DATE:	You are entitled to vote on these matters if you were a stockholder of record at the close of business Friday, April 1, 2005.

HOW TO VOTE:	If you are not able to attend the meeting in person, you can vote (1) on the Internet, (2) by telephone, or (3) by completing and signing the enclosed proxy card and mailing it as soon as possible in the enclosed envelope. Please see specific instructions printed on your proxy card.

By Order of the Board of Directors

DANIEL R. CARL
Dublin, California	Vice President, General Counsel,
April 22, 2005	and Secretary

This Notice of Meeting and accompanying Proxy Statement and proxy card are first being distributed on or about April 29, 2005

PROXY STATEMENT
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES
CORPORATE GOVERNANCE MATTERS
AMENDMENTS TO AMENDED AND RESTATED 2003 STOCK PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
AMENDED PLAN BENEFITS *
AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
APPROVAL OF EXECUTIVE LEADERSHIP TEAM INCENTIVE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

SYBASE, INC.
_____________

PROXY STATEMENT

GENERAL INFORMATION

Your votes are solicited on behalf of the Sybase, Inc. Board of Directors for matters to be decided at the 2005 Annual Meeting of Stockholders. The meeting is set for 10:00 a.m. (PDT) on Thursday, May 26, 2005 in the United Nations Conference Room at the Company’s principal executive offices, One Sybase Drive, Dublin, California 94568 (see map on back cover).

Record Date

You are entitled to vote at the Annual Meeting if you were a Sybase stockholder at the close of business on the April 1, 2005 Record Date. On that date, 89,418,583 shares of Common Stock were issued and outstanding. No Preferred Stock was issued or outstanding. The closing price of Sybase Common Stock on the Record Date was $18.75 per share, according to the New York Stock Exchange (NYSE).

How to Vote or Revoke Your Proxy

You can vote your shares by telephone, on the Internet at www.proxyvote.com, by mail, or in person at the Annual Meeting. Instructions for each voting method appear on your enclosed proxy card. You may revoke your proxy anytime prior to the vote at the Annual Meeting by (1) notifying Sybase in writing, (2) issuing a later proxy, or (3) voting in person at the meeting. If you previously granted a proxy, but decide to attend the meeting in person, your proxy will be voted as previously instructed unless you vote in person at the meeting.

How Your Votes Are Counted

• One Share, One Vote. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each proposal presented at the Annual Meeting. All votes cast at the Annual Meeting will be tabulated by Georgeson Shareholder, who will serve as inspector of election at this year’s meeting.

• Quorum. A majority of the shares entitled to vote on the Record Date constitutes a quorum required to conduct business at the Annual Meeting. The meeting will be adjourned unless at least that number of shares is represented in person or by proxy.

• “Votes Cast” means the votes cast on a particular matter. It includes votes “FOR,” “WITHHELD,” “AGAINST,” and “ABSTAIN,” but does not include broker non-votes (see “Broker Non-Votes,” below).

What Your Vote Means

• On Election of Directors. You may vote “FOR” or “WITHHELD” for each nominee. A “WITHHELD” vote is counted toward a quorum only. The two director nominees with the greatest number of “FOR” votes (even if not a majority of Votes Cast) will be elected. There is no cumulative voting in the election of directors.

• On Other Proposals. You may vote “FOR,” “AGAINST” or “ABSTAIN.” The vote required on each matter described in this Proxy Statement (other than the election of directors) is the affirmative vote of a majority of the Votes Cast on that matter. Abstentions are counted toward a quorum and are also counted as Votes Cast. This means an abstention has the same effect as a vote “AGAINST.” For example, if there are 210 Votes Cast, and 99 shares are voted “FOR” a proposal, 75 are voted “AGAINST,” and 36 “ABSTAIN,” the proposal is defeated since it will not pass by a majority (i.e., at least 106) of the Votes Cast.

• What If I Don’t Vote? If you sign and return your proxy card, but don’t indicate how your shares are to be voted, your shares will be voted “FOR” all of the Company’s director nominees and “FOR” all other proposals described in this Proxy Statement. The Company’s proxy holders will have discretion to vote your shares on any new business submitted for a stockholder vote at the Annual Meeting.

• Broker Non-Votes. If you hold your shares in “street name,” it means your Sybase stock is held in an account maintained by your broker, bank or other qualified agent. The stock is registered in your agent’s name for your benefit. If you do not instruct the agent how to vote the Sybase stock in your account, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a certain matter without instructions from the beneficial owner, and such instructions are not given.

Broker non-votes will be counted to determine whether a quorum is present, but are not considered “Votes Cast.”

Multiple Sets of Proxy Materials

Under applicable SEC rules, only one set of proxy materials will be delivered to multiple stockholders sharing the same address, unless we receive contrary instructions from a stockholder at that address. If you share an address with another stockholder and you wish to receive additional sets of proxy materials, please contact us Sybase, Inc.,

Investor Relations, One Sybase Drive, Dublin, California 94568 (tel: 925-236-5000) to request these materials at no cost to you. Similarly, if you share an address with another stockholder and you want to eliminate the receipt of duplicate sets of materials, please contact us to request a single set of these materials for your household in the future.

Electronic Delivery; Requesting Copies

You may enroll for “paperless” electronic delivery at http://www.icsdelivery.com/sybs/index.html and receive our annual report and proxy materials by e-mail. Documents referenced in this Proxy Statement as being available on our website at www.sybase.com/about_sybase/investorrelations under “Corporate Governance” can also be requested in hard copy format free of charge by contacting Investor Relations, One Sybase Drive, Dublin, California 94568 (tel: 925-236-5000), e-mail: investorrelations@sybase.com.

Proxy Solicitation

We will pay the cost of soliciting stockholder proxies, and have retained Georgeson Shareholder to assist us in this process for an estimated $7,000, plus expenses. We may also reimburse brokers and others for their expenses in forwarding solicitation materials to beneficial owners. No additional amounts will be paid for any proxies solicited by any of our directors, officers or employees.

ELECTION OF DIRECTORS

Our current eight-member Board of Directors is divided into three classes, each having a three-year term expiring in successive years, as shown below. All of the directors other than Mr. Chen are non-employee directors. Two Class I directors to be elected at the Annual Meeting will hold office until their term expires at the Annual Meeting of Stockholders in 2008, or until their earlier resignation or removal.

The nominees are: John S. Chen and Alan B. Salisbury. Both of the nominees have advised the Company that they will serve if elected. Your shares will be voted as you instruct, but if you submit your proxy without voting instructions, your shares will be voted “FOR” the election of these nominees.

Class	Director	Current Term Expires

I	John S. Chen	2005
	Alan B. Salisbury

II	Richard C. Alberding
	Jack E. Sum	2006
	Linda K. Yates

III	Cecilia Claudio
	L. William Krause	2007
	Robert P. Wayman

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THESE NOMINEES

Director Biographical Information

The following table sets forth information about our current Board of Directors, including the nominees described above. There are no family relationships among any Company executive officers or directors.

John S. Chen Director since 1997 Age 49 Nominee	Mr. Chen has been Chairman, Chief Executive Officer, and President of Sybase, Inc. since November 1998. From February through November 1998, he served as co-Chief Executive Officer. Mr. Chen joined Sybase in August 1997 as Chief Operating Officer and served in that capacity until February 1998. From March 1995 to July 1997, Mr. Chen was President of the Open Enterprise Computing Division of Siemens Nixdorf, a computer and electronics company, and Chief Executive Officer and Chairman of Siemens Pyramid, a subsidiary of Siemens Nixdorf. He is also a current director of The Walt Disney Company, an entertainment and media company.

Richard C. Alberding Director since 1993 Age 74	Mr. Alberding served as an Executive Vice President of Hewlett-Packard Company, a computer and electronics company, before retiring from that company in 1991. He had served in various management positions with HP beginning in 1958. Mr. Alberding is also a director of Stratex Networks, Inc., a supplier of digital microwave radios, and PC-TEL, a wireless software company.

Cecilia Claudio Director since 1999 Age 50	Ms. Claudio has served as Chief Information Officer and Vice President, Engineering for Align Technology, a technology-based orthodontic manufacturer, since September 2004. In May 2004, Ms. Claudio was named an Executive in Residence at Clearstone Venture Partners, a venture capital firm and continues to serve in an advisory capacity for Clearstone. From March 2003 to October 2004, Ms. Claudio served as the Executive Vice President and Chief Information Officer of Zurich Financial Services, the parent company of Farmers Group, Inc., a large automobile and home insurance company. From June 1998 to March 2003, Ms. Claudio served as Senior Vice President and Chief Information Officer of Farmers Group, Inc.

L. William Krause Director since 1995 Age 62	Mr. Krause has been Chairman of the Board of Caspian Networks, Inc., an IP networking system provider, since April 2002 and CEO from April 2002 until June 2004. In addition, Mr. Krause has been President of LWK Ventures, a private investment firm, since 1991. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause currently serves as a director of Brocade Communications Systems, Inc., a networking storage company, Packateer, Inc., a provider of application traffic management systems, and Pinnacle Systems, Inc., a provider of digital media systems.

Alan B. Salisbury Director since 1993 Age 68 Nominee	Mr. Salisbury has been an independent management consultant to the information technology industry since July 1999. From August 1998 through June 1999, he served as Chairman of the U.S. subsidiary of Learning Tree International, a provider of advanced technology and technical management training. From 1993 through June 1999, Mr. Salisbury served as that company’s President, and he served as a director from June 1994 through June 2001. He also served as a director of Template Software, Inc., an enterprise application integration and tools development company, from January 1998 through December 1999.

Jack E. Sum Director since 2004 Age 62	Mr. Sum is a Certified Public Accountant and served as a Partner of PricewaterhouseCoopers (PwC), an accounting firm, from 1980 until his retirement in July 2003. Beginning in 1995, Mr. Sum served as the firm’s San Francisco Bay Area Audit Methods Partner and Risk Management Partner. During his career with PwC, which began in 1968, Mr. Sum was responsible for audit, tax and consulting efforts for a variety of national and multi-national companies ranging in size from $5 million to $10 billion in sales. Mr. Sum is a member of the American Institute of Certified Public Accountants and a member of the California, Wisconsin and Indiana Institutes of Certified Public Accountants.

Robert P. Wayman Director since 1995 Age 59	Mr. Wayman was named Chief Executive Officer of Hewlett-Packard Company, a computer and electronics company, on an interim basis in February 2005 and served in this capacity until March 2005. Mr. Wayman serves as HP’s Chief Financial Officer, a position he has held since 1984, and as HP’s Executive Vice President, Finance and Administration, a position he has held since 1992. In February 2005, Mr. Wayman was appointed to HP’s Board of Directors, he previously served as an HP director from December 1993 through May 2002. He is a current director of CNF Inc., a provider of global supply chain services. Mr. Wayman is also Director of the Cultural Initiatives of Silicon Valley, a member of the Policy Council of the Tax Foundation, the Financial Executives Institute, the Council of Financial Executives of the Conference Board, and member of the Advisory Board to Northwestern University Kellogg School of Management.

Linda K. Yates Director since 2000 Age 42	Ms. Yates is the co-founder of Strategos, an international strategy consulting firm, where she served as Chief Executive Officer from January 1995 through August 1999. Ms. Yates currently serves as a Senior Advisor to large corporations and acts as a bridge between the Silicon Valley and large multi-national companies. She is currently a Henry Crown Fellow with the Aspen Institute.

Executive Officer Biographical Information

The following table sets forth information about our current executive officers. Information for John S. Chen is provided in the director table above.

Marty Beard Senior Vice President Corporate Development and Marketing Age 41	Mr. Beard has served in his present capacity since February 2003. From August 2000 through January 2003, Mr. Beard was Vice President, Corporate Development. Before joining Sybase, Mr. Beard was Vice President of Oracle Online, a division of Oracle Corporation, a database software company, from June 1999 through July 2000. Prior to that he served as Senior Director, Mid-Market Business Solutions for Oracle beginning in July 1997. From June 1993 through June 1997, Mr. Beard was Staff Director, Corporate Strategy and Development for Pacific Telesis Group, a telecommunications company.

Steven M. Capelli Senior Vice President & General Manager, North America Operations Age 47	Mr. Capelli has served in his present capacity since January 2005. From February 2004 to January 2005 he served as Senior Vice President and General Manager, Worldwide Partner Group. Immediately prior to that, he served as Senior Vice President and General Manager, Worldwide Field Organization beginning in January 2003. Before that, Mr. Capelli served as Senior Vice President and General Manager, North American Operations from March 1998 through July 2002. Before joining Sybase in December 1997, Mr. Capelli worked for Siemens-Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, from August 1992 to December 1997. During that time, he held several positions including Chief Financial Officer, Vice President of Inter Continental Sales and Director of Field Operations. In January 2005, Mr. Capelli joined the board of directors of Apropos Technology, Inc., a publicly traded business communication software company.

Daniel R. Carl Vice President, General Counsel and Secretary Age 52	Mr. Carl has served in his present capacity since April 1999. Immediately prior to that, he served as Director of European Legal Affairs beginning in January 1997. Mr. Carl has been a Vice President of Sybase since May 1996, and served as Associate General Counsel from 1992 to April 1999.

Richard J. Moore President and COO Financial Fusion, Inc. Age 52	Mr. Moore has served in his present capacity since July 2001. Before joining Sybase, he served as co-CEO of Cygent, Inc., a San Francisco based telecommunications company, from November 2000 to March 2001, and was Cygent’s Senior Vice President of Worldwide Sales from December 1999 to October 2001. From December 1998 to December 1999, Mr. Moore served as Executive Vice President of Worldwide Sales for DataCore Software Corp., a storage area networking company.

Raj Nathan Senior Vice President & General Manager Information Technology Solutions Group Age 51	Dr. Nathan has served in his present capacity since February 2004. Immediately prior to that, he served as Senior Vice President and General Manager, Enterprise Solutions Division beginning in December 2000. Joining Sybase in November 1997, he served as Senior Vice President, Corporate Program Office and later as Senior Vice President and General Manager of the Internet Applications Division until December 2000. From May through November 1997, he served as President and Chief Executive Officer of Siemens Pyramid, a subsidiary of Siemens Nixdorf, a computer and electronics company, and held a number of executive positions with Siemens Pyramid prior to that.

Jeffrey G. Ross Vice President and Corporate Controller Age 40	Mr. Ross has served in his present capacity since August 2004. Immediately prior to that he served as Group Director of Tax and Accounting. Mr. Ross has held various other positions since joining Sybase in 1997. Before joining Sybase, Mr. Ross held several positions with Price Waterhouse, including senior manager in international tax.

Terry Stepien President iAnywhere Solutions, Inc. Age 46	Mr. Stepien has served in his present capacity since May 2000. Prior to that he had served as Senior Vice President and General Manager of Sybase’s Mobile and Embedded Computing Division (MEC) since March 1999. From September 1998 to March 1999, he was Vice President and General Manager of MEC. From September 1996 to September 1998, he served as Vice President, Marketing for Database Products. Mr. Stepien was Vice President, Marketing for Workplace Database Products from February 1995 to September 1996.

Pieter Van der Vorst Senior Vice President and Chief Financial Officer Age 50	Mr. Van der Vorst has served in his current position since March 2002. Prior to that, he held the title of Vice President and Chief Financial Officer starting in January 1999. Between November 1997 and January 1999, he served as Corporate Controller, and prior to that, he served as Vice President, Tax and Corporate Accounting beginning in April 1997. Mr. Van der Vorst has held various other positions since joining Sybase in 1991.

Thomas Volk Executive Vice President International Field Operations Age 47	Mr. Volk has served as Executive Vice President, International Field Operations since January 2005. From February 2004 to January 2005, Mr. Volk served as Executive Vice President, Worldwide Field Operations. Prior to that, he served as Executive Vice President, Infrastructure Platform Group beginning in January 2003. Before joining Sybase, Mr. Volk worked for Hewlett-Packard Company, a computer and electronics company, for more than 18 years, ultimately serving as Vice President and General Manager of HP’s manufacturing industry business unit. Mr. Volk also held a number of worldwide sales and business management positions during his tenure at HP.

Nita C. White-Ivy Vice President Worldwide Human Resources Age 58	Ms. White-Ivy has served in her present capacity since March 1998. Prior to that, she was a human resources consultant to Sybase beginning in January 1998. Before joining Sybase, she was with Siemens Pyramid, a computer and electronics company, serving as Vice President of Worldwide Human Resources from February 1994 to October 1997.

Non-Employee Director Compensation

During 2004, the Company paid fees to its non-employee directors according to the following table. The Company generally reviews non-employee director compensation annually, and makes adjustments, if any, effective from April 1 of the same year through March 31 of the following year. All retainers are paid in four quarterly installments, but are discontinued upon a director’s resignation if not already earned. The Company has stock ownership guidelines that require all senior executives and directors to hold a minimum number of common shares.

Annual retainer	$32,600
Per Regular Board meeting attended in person	1,600
Per Regular Board meeting attended by video or phone	1,600
Per Special Board meeting exceeding one hour (attended in person, by video or telephone)	1,600
Per Regular or Special Committee meeting exceeding one hour (attended in person, by video or phone):
- Chairperson	1,900
- Committee member	1,600
Additional annual retainer for committee chairperson (excluding Audit)	4,600
Effective April 1, 2004, additional annual retainer for Audit Committee chairperson (from April 1, 2003 to March 31, 2003, $4,600)	9,200
Additional annual retainer for lead independent director	13,000
Out-of-pocket travel expenses associated with meeting attendance	Actual reasonable

Under our Amended and Restated 2003 Stock Plan (the “2003 Plan”), on the first trading day in February each non-employee director who has served for at least five months shall be granted an award having an imputed value (as defined in the 2003 Plan) of up to $400,000. On February 1, 2005, our non-employee directors were each granted options to purchase 26,000 shares at an exercise price of $19.46. These options vest monthly over a four-year period from the grant date. Under the 2003 Plan, any new non-employee director appointed after the adoption of the 2003 Plan shall receive an initial grant having an imputed value of $308,000 ($800,000 if stockholder ratification of the proposed 2003 Plan amendments is obtained).

On February 2, 2004, each non-employee director (other than Mr. Sum, who became a director as of February 4, 2004) was granted a non-discretionary automatic option to purchase 4,000 shares of Common Stock at an exercise price of $21.55 under the 2001 Director Option Plan (“2001 Plan”), following which no further shares remained available for issuance under the 2001 Plan. These options vest monthly over four years. On September 1, 2004, each non-employee director (other than Mr. Sum) was granted a non-discretionary automatic option under the 2003 Plan to purchase 22,000 shares of Common Stock at an exercise price of $13.21 and Mr. Sum received a non-discretionary option to purchase 20,000 shares of Common Stock at an exercise price of $13.21. Vesting for the options granted on September 1, 2004 commenced on February 2, 2004 (February 4, 2004 for Mr. Sum) and the options vest monthly over four years. Mr. Chen, our only employee director, does not receive compensation, expense reimbursement, or stock option grants for serving as a director or for attending Board or committee meetings.

CORPORATE GOVERNANCE MATTERS

Sybase is committed to strong principles of corporate governance and business ethics. The Company is in compliance with all applicable corporate governance requirements of the NYSE, the SEC, and the Sarbanes-Oxley Act of 2002. Our “Statement of Values and Business Ethics” is available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

Corporate Governance Guidelines

The Board’s Corporate Governance Guidelines comply with revised NYSE listing standards. These policies are intended to guide the Company and the Board on a variety of corporate governance matters including director responsibilities, director independence, Board composition, director continuing education, Board committees, and management development and succession planning. Our Corporate Governance Guidelines are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

Board Independence

None of our non-employee directors have any direct or indirect material relationships with the Company, and each of them is “independent” within the meaning of the Company’s director independence standards set forth in our Corporate Governance Guidelines and the NYSE listing standards regarding director independence. As set forth in our guidelines, a director’s relationship with the Company is considered “material” if, in the judgment of the Board as a whole, such relationship would interfere with a director’s independent judgment with respect to the Company.

Board of Directors and Board Committees

The Board of Directors held seven (7) meetings during 2004, and no director attended fewer than 75% of the total of all Board and committee meetings held last year during his or her service as a director or committee member. Our directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year, none of our directors other than Mr. Chen attended the Annual Meeting.

The Board currently has three standing committees — Audit, Compensation, and Board Affairs — each of which operates under a written charter adopted by the Board. All of the committee charters are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations. The table below shows the number of Board committee meetings held during 2004, current committee membership, and each committee’s principal functions.

Board Committees	Principal Functions

Audit (1) Mr. Salisbury (Chair) Ms. Claudio Mr. Sum (2) Mr. Wayman
• carries out mandates of Audit Committee Charter, including the following:
• selection, engagement, and oversight of the Company’s independent auditors
• pre-approval of all audit and non-audit related services to the Company and its subsidiaries
• oversight of the Company’s internal controls, disclosure controls, internal audit function, and independent audit of Company’s financial statements
• receipt and investigation of all complaints and concerns regarding the Company’s internal controls, and audit and accounting practices
• 16 meetings in 2004

Compensation (3) Mr. Alberding (Chair) Mr. Krause Ms. Yates
• carries out mandates of the Compensation Committee Charter, including the following:
• review and approval of corporate goals relevant to CEO’s compensation; determination of CEO’s compensation based on CEO’s performance against such goals
• review and approval of compensation, incentive compensation plans and equity-based plans for Section 16 officers
• oversight of all Company compensation policies to assure their alignment with the long-term interests of the Company’s stockholders
• 7 meetings in 2004

Board Affairs Mr. Wayman (Chair) Mr. Krause Mr. Sum (2)
• carries out the mandates of the Board Affairs Committee Charter, including the following:
• management and oversight of the Company’s Corporate Governance Guidelines
• consideration and recommendation of all director nominees
• oversight of initial and on-going director education, Board composition, and management and succession planning
• 4 meetings in 2004

(1)	No Audit Committee member serves on the audit committee of more than three public companies.

(2)	Mr. Sum joined the Board on February 4, 2004, and therefore, did not attend any Board, Audit Committee or Board Affairs Committee meetings prior to that date.

(3)	No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries, or has had any relationship with the Company, any of its subsidiaries or any other entity that is required to be disclosed in this Proxy Statement.

Lead Independent Director; Executive Sessions

Our Corporate Governance Guidelines provide for the Board designation of a Lead Independent Director from time to time. The Lead Independent Director is responsible for calling all special meetings of the independent directors, chairing all meetings of the independent directors, and performing such other responsibilities as designated by a majority of the independent directors from time to time. Mr. Wayman is the current Lead Independent Director and has served in such capacity since May 1998. As part of our regular Board meetings, our independent directors meet in executive sessions separate from Company management and directors who are also employees of the Company.

Communicating with our Board

You may communicate in writing with any or all of Sybase’s directors via U.S. mail addressed to the Chairperson of the Board Affairs Committee c/o Sybase’s Corporate Secretary, One Sybase Drive, Dublin, California 94568. The Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated, and will forward correspondence directly to the directors as appropriate. This process has been approved by a majority of the independent directors.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership, and has delegated the screening and recruitment process to the Board Affairs Committee. The Board Affairs Committee has adopted Policies and Procedures for Director Candidates intended to ensure the selection of qualified candidates who support the Company’s strategies, as well as its business and corporate governance principles. The Committee has not adopted minimum qualifications for director candidates. Rather, in evaluating potential director candidates, including those proposed by stockholders and others, the Committee takes into account a wide variety of factors including each candidate’s suitability, professional qualifications and expertise in relation to the composition and performance of the Board as a whole. From time to time, the Board Affairs Committee has retained a search firm to assist it in identifying potential director candidates; however, the nature, scope and expense of each such engagement is determined on a case-by-case basis and there are no standing arrangements between the Board Affairs Committee and any particular firms for this purpose. Our Policies and Procedures for Director Candidates are available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations.

Stockholder Nominations for Director

The Board Affairs Committee considers director nominees recommended by our stockholders. Stockholder recommendations must be submitted in writing to Sybase, Inc., Attn: Corporate Secretary, One Sybase Drive, Dublin, California 94568, and must include certain prescribed information, including the proposed candidate’s personal and business information, the class and number of Company securities he/she owns, and a description of the proposed candidate’s relationships with the Company and the recommending stockholder. Recommendations must also be accompanied by personal references, including a supporting statement from the recommending stockholder regarding a proposed candidate’s character and judgment. Our Policies and Procedures for Director Candidates (available on our website under “Corporate Governance” at www.sybase.com/about_sybase/investorrelations) describes other relevant criteria, as well as the Board Affairs Committee’s process for evaluating and identifying director candidates selected and recommended to the full Board for nomination. In addition, the stockholder must give timely notice of a proposed nomination to our Corporate Secretary in accordance with our Bylaws, which generally require that our Corporate Secretary receive notice within the time period described under “Deadline for Receipt of Stockholder Proposals for the 2006 Annual Meeting” beginning on page 35.

STOCK OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERS

This table shows how Sybase shares were beneficially owned as of the Record Date by (i) entities holding more than 5% of our issued and outstanding Common Stock, (ii) by each current director and director nominee, (iii) each Named Executive Officer named in the “Summary Compensation Table” on page 24, and (iv) all current directors and executive officers as a group. On the Record Date, 89,418,583 shares of Common Stock were issued and outstanding.

	Shares Beneficially	Approximate Percent
Name of Beneficial Owner	Owned (#)	of Class (%)
Private Capital Management (1) 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	13,715,916	15.34

Lord, Abbett & Co., LLC (2) 90 Hudson Street Jersey City, NJ 07302	9,235,048	10.33

Entities affiliated with Barclays Global Investors, N.A. (3) 45 Fremont Street, 17th Floor San Francisco, CA 94105	5,413,761	6.05

John S. Chen (4)(5)(6)(7)	4,191,478	4.48

Steve Capelli (4)(5)(6)(7)	260,906	*

Raj Nathan (4)(5)(6)(7)	380,196	*

Pieter A. Van der Vorst (4)(5)(6)(7)	183,448	*

Thomas Volk (4)(5)(7)	228,223	*

Richard C. Alberding (4)(5)	132,500	*

Cecilia Claudio (4)(5)	92,500	*

L. William Krause (4)(5)	132,500	*

Alan B. Salisbury (4)(5)	132,500	*

Jack E. Sum (4)(5)	8,375	*

Robert P. Wayman (4)(5)	152,500	*

Linda K. Yates (4)(5)	96,500	*

All current executive officers and directors as a group (18 people) (4)(5)(6)(7)	6,986,785	7.25

*	less than 1%

(1)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2005, Private Capital Management, Inc. (PCM), an investment advisor registered under the 1940 Act, and Bruce S. Sherman and Gregg J. Powers, individuals, claim shared voting and dispositive power as the shares held by PCM’s clients and managed by PCM. Mr. Sherman claims beneficial ownership and sole voting and dispositive power over 162,600 of the shares. Mr. Powers claims beneficial ownership and sole voting and dispositive power over 25,000 of the shares. Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM’s clients.

(2)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2005, Lord, Abbett & Co., an investment adviser registered under the Investment Company Act of 1940 (“1940 Act”), claims beneficial ownership and sole voting and sole dispositive power as to all of the shares.

(3)	Based on Schedule 13G filed with the SEC on February 14, 2005, Barclays Global Investors, NA, a bank as defined in Section 3(a)(6) of the Securities Act of 1933 (“Securities Act”), claims beneficial ownership and sole dispositive power as to 4,190,099 shares, with sole voting power as to 3,530,537 shares. Barclays Global Fund Advisors, an investment advisor registered under the 1940 Act, claims beneficial ownership and sole dispositive power as to 825,889 shares and sole voting power as to 815,560 shares. Barclays Global Investors, Ltd, a bank as defined in Section 3(a)(6) of the Securities Act, claims beneficial ownership and sole voting and dispositive power as to 128,973 shares. Palomino Limited, claims beneficial ownership and sole voting and dispositive power as to 268,800 shares.

(4)	Number of shares includes (i) shares subject to stock options that are exercisable within 60 days of the Record Date (see footnote 5 below), and (ii) restricted stock subject to the Company’s repurchase right (see footnote 5 below). Unless otherwise noted, each named stockholder has sole voting and investment power with respect to all beneficially owned securities, subject to applicable community property laws and to the information contained in the footnotes to the table. Unless otherwise indicated, the address for each named stockholder is c/o Sybase, Inc., One Sybase Drive, Dublin, California 94568.

(5)	Includes the following shares subject to stock options that are exercisable within 60 days of the Record Date and unvested restricted stock purchase rights:

		Time Vesting	Performance-Based
	Sybase Stock	Restricted Stock	Restricted Stock
	Options Exercisable	(# of exercised	(# of exercised
	w/in 60 days (#)	shares)	shares)

Mr. Chen	3,149,870	650,000	375,000
Mr. Capelli	207,589	15,000	30,000
Dr. Nathan	335,549	21,500	22,000
Mr. Van der Vorst	120,351	32,000	28,000
Mr. Volk	161,247	36,000	28,000
Mr. Alberding	131,500	0	0
Ms. Claudio	91,500	0	0
Mr. Krause	131,500	0	0
Mr. Salisbury	131,500	0	0
Mr. Sum	7,875	0	0
Mr. Wayman	151,500	0	0
Ms. Yates	91,500	0	0
All current executive officers and directors (18 people)	5,545,500	841,500	582,000

Performance-based restricted stock included in the table above includes grants made in February 2005, where vesting is subject to the Company’s achievement of certain revenue growth rates, income before tax growth rates and stockholder return relative to S&P 400 performance. The shares will vest and the Company’s repurchase right will lapse in February 2008 to the extent that the performance targets are met, unvested shares will be repurchased by the Company for the $0.00 per share exercise price.

Time vesting restricted stock included in the table above includes the following grants to the extent unvested (i) restricted stock purchase rights issued in 2004 with purchase prices ranging from $0.00 to $0.10 per share which were exercised within six months of the issue date and remain subject to the Company’s repurchase right if an employee terminates within three years of the rights grant date, and (ii) restricted stock purchase rights issued in 2001 and 2003 with $0.10 per share purchase prices which were exercised within six months of the issue date and remain subject to the Company’s repurchase right if an employee terminates within three years of the rights grant date, except for restricted stock issued to Mr. Chen, which remains subject to the Company’s repurchase right if his employment ends at any time prior to the fourth anniversary of the rights grant date.

(6)	This table shows the beneficial ownership of common stock of Financial Fusion, Inc, (“FFI”), a majority-owned Sybase subsidiary, as of the Record Date, by individuals listed in the table. All of the securities reflected in the table are stock options to purchase common stock that are vested and exercisable within 60 days of the Record Date. Except for 39,975,000 shares of FFI common stock issued to the Company, and 8,754 shares of common stock issued to two former employees of FFI, there are no shares of FFI common stock issued and outstanding.

	FFI Common Stock
	Beneficially	Approximate Percent
	Owned (#)	of Class (%)
Mr. Chen	1,213,750	3.03
Mr. Capelli	54,791	*
Dr. Nathan	29,799	*
Mr. Van der Vorst	114,375	*
Mr. Volk	4,791	*
Mr. Alberding	0	0
Ms. Claudio	0	0
Mr. Krause	0	0
Mr. Salisbury	0	0
Mr. Sum	0	0
Mr. Wayman	0	0
Ms. Yates	0	0
All current Sybase executive officers and directors as a group (18 people)	2,673,543	6.68

*	less than 1%

(7)	This table shows beneficial ownership of common stock of iAnywhere Solutions, Inc. (“iAS”), a majority-owned Sybase subsidiary, as of the Record Date, by the individuals listed in the table. All of the securities reflected in the table are stock options to purchase common stock that are vested and exercisable within 60 days of the Record Date. There are no shares of iAS common stock issued and outstanding.

	iAS Common Stock
	Beneficially	Approximate Percent
	Owned (#)	of Class (%)
Mr. Chen	1,025,416	*
Mr. Capelli	0	0
Dr. Nathan	23,958	*
Mr. Van der Vorst	95,833	*
Mr. Volk	0	0
Mr. Alberding	0	0
Ms. Claudio	0	0
Mr. Krause	0	0
Mr. Salisbury	0	0
Mr. Sum	0	0
Mr. Wayman	0	0
Ms. Yates	0	0
All current Sybase executive officers and directors as a group (18 people)	2,898,642	*

*	Not meaningful since no shares of iAS common stock are currently issued and outstanding.

AMENDMENTS
TO
AMENDED AND RESTATED 2003 STOCK PLAN

In February and March 2005, the Board approved the following amendments to the Sybase, Inc. Amended and Restated 2003 Stock Plan (the “2003 Plan”) and the stockholders are being asked to ratify these amendments (capitalized terms below are used as defined in the 2003 Plan):

(a)	a 3,000,000 share increase in the total number of shares of Common Stock reserved for issuance under the 2003 Plan, which would increase the total number of shares reserved for issuance as of the Record Date under the plan to 7,483,013;

(b)	to increase the 20% of the Plan limit on Awards granted with an exercise price or purchase price below 100% of Fair Market Value on the Grant Date to 60%;

(c)	to increase the limitation on the number of Performance Units that can be received by a Participant in any given year so that no Participant shall receive Performance Units having an initial Imputed Value greater than $5,000,000 (previously $1,000,000), except that a Participant may receive Performance Units in a fiscal year in which his or her employment commences with an initial Imputed Value no greater than $10,000,000 (previously $2,000,000);

(d)	to add a limitation that no Participant shall receive Performance Shares having an initial Imputed Value greater than $5,000,000, except that a Participant may receive Performance Shares in an Fiscal Year in which his or her employment commences with an initial Imputed Value no greater than $10,000,000;

(e)	the expiration date for Options granted under the Plan will be reduced from 10 years to 7 years in Section 8.2.3(b) of the 2003 Plan for all grants made following stockholder approval of the amendments; and

(f)	to increase the limitation on the amount of an Award given to a Non-employee Director upon first becoming a director from an initial Imputed Value not in excess of $308,000 to not in excess of $800,000 on the date of grant.

The Board believes the amendments to the 2003 Plan are necessary to give the Company flexibility to (i) attract and retain qualified non-employee directors, executives and other key employees, and consultants with appropriate equity-based awards, (ii) motivate high levels of performance, (iii) recognize employee contributions to the Company’s success, and (iv) align the interests of Plan participants with those of the Company’s stockholders. The amendments are designed, in part, to minimize the anticipated impact of adopting FAS 123R’s mandatory option expensing while allowing the Company to preserve the tax deductibility of awards under Code Section 162(m). In addition, the Board believes a robust equity compensation program is necessary to provide the Company with flexibility in negotiating strategic acquisitions and other business relationships to further expand and grow our business.

Without the ability to grant equity-based awards for these purposes, we may not remain competitive for qualified non-employee directors and executives, and skilled employees and consultants in the high technology industry, particularly against similar companies vying for a limited talent pool. The provisions of the Plan are summarized below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the Amended and Restated 2003 Stock Plan

General. The Amended and Restated 2003 Stock Plan provides for grants of stock options, stock appreciation rights (SARs), restricted stock, performance shares, performance units, and deferred stock units (sometimes referred to individually or collectively as “Awards”), to non-employee directors, officers, employees, and consultants of the Company and its subsidiaries. Stock options may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (ISOs), or nonqualified stock options (NQSOs).

Plan Administration; Amendment and Termination. The Board and/or one or more of its committees shall administer the Plan in accordance with applicable law (“Administrator”). The Administrator may amend, suspend, or terminate any portion of the 2003 Plan for any reason, but must obtain stockholder consent for any material 2003 Plan amendment, or the consent of affected 2003 Plan participants if any such action alters or impairs any obligations regarding Awards that have been granted. Additionally, see “No Material Amendments or Re-Pricing without Stockholder Approval,” below. The 2003 Plan terminates in 2014. However, such termination will not affect Awards granted under the 2003 Plan prior to termination.

Shares Subject to the 2003 Plan. Stockholder approval is being requested for 3,000,000 additional shares for the 2003 Plan. In connection with the adoption of the 2003 Plan, 2,500,000 shares were authorized by stockholders in 2003. In 2004, stockholders approved the use of existing shares available for grant under other Company plans adopted prior to the amendment of the 2003 Plan. At the March 25, 2004 plan adoption date (“Plan Adoption Date”) for the 2003 Plan, 3,559,463 shares available for grant under the 1996 and 1999 Stock Option Plans were transferred to the 2003 Plan. Additionally, any shares represented by awards granted and outstanding under the 1996 Plan, the 1999 Plan, or the 1992 or 2001 Director Option Plans as of the Plan Adoption Date that are subsequently forfeited or cancelled or expire without delivery of shares will be added to the 2003 Plan. As of the Record Date, a total of 4,483,013 shares were authorized under the 2003 Plan, including 1,196,607 shares granted under outstanding Awards.

Eligibility for Awards. Employees, officers, consultants, and non-employee directors of Sybase or its subsidiaries may be granted Awards under the 2003 Plan. Except for non-employee directors who receive initial and annual Awards described under the 2003 Plan (see “Awards to Non-Employee Directors,” below), the Plan Administrator determines which individuals will receive Awards, as well as the number and composition of each Award grant. Awards under the 2003 Plan may consist of a single type or any combination of the types of Awards permissible under the 2003 Plan as determined by the Administrator (or by the full Board in the case of Awards to non-employee directors). These decisions may be based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, his/her potential contributions to the Company’s success, and other factors. As of the Record Date, the Company had 3,580 employees, seven non-employee directors, and fewer than 100 consultants.

Awards to Non-Employee Directors. The 2003 Plan provides for initial and annual Awards to non-employee directors within prescribed parameters. Under the current 2003 Plan, each non-employee director who becomes a director after stockholder adoption of the 2003 Plan is entitled to receive the following: (i) an initial Award having a value not to exceed $308,000 (as determined under applicable accounting guidelines) as of the date the individual first becomes a director; and (ii) an annual Award on the first trading day of February each calendar year during the individual’s term as a director having a value not to exceed $400,000 (as determined under the same accounting guidelines), as of such date. Stockholder approval is being requested to increase the initial Award to an amount not exceeding $800,000 (as determined under applicable accounting guidelines) for any new non-employee directors who join the Board after stockholder ratification of the 2003 Plan amendments. The annual Awards are not impacted by the 2003 Plan amendments. The 2003 Plan also provides that each non-employee director may elect to forego receipt of all or a portion of the director’s annual director compensation otherwise due in exchange for an Award under the 2003 Plan. The number of shares subject to an Award (other than NQSOs) shall equal (a) the amount of foregone compensation divided by (b) the FMV (as defined in the following paragraph) of a share on the date the compensation otherwise would have been paid (rounded up to the nearest whole number of shares). If the Award consists of NQSOs, the number of options granted shall be determined by dividing the cash amount foregone by a value determined under an option pricing model determined by the Plan Administrator (e.g., Black-Scholes or binomial pricing model), rounded up to the nearest whole number of shares.

Exercise Price Limitations. The Plan Administrator will determine the exercise price for the shares underlying each Award on the date the Award is granted. However, the exercise price for shares under an ISO may not be less than 100% of the FMV on the date the Award is granted. The exercise price for freestanding SARs and NQSOs may not be less than 85% of FMV. There is no minimum exercise price prescribed for performance shares and restricted stock awarded under the 2003 Plan. However, under the current 2003 Plan no more than an aggregate of 20% of the total shares reserved for issuance under the 2003 Plan may be granted pursuant to Awards with an exercise or purchase price of less than 100% of FMV. Stockholder approval is being requested to increase the 20% limitation to 60%. See “Cap on Discounted Awards; Individual Grant Limits,” below.

No Material Amendments or Re-Pricing without Stockholder Approval. Except for adjustments upon changes in capitalization, dissolution, merger, or asset sale, the 2003 Plan prohibits the Company from making any material amendments to the 2003 Plan or decreasing the exercise price or purchase price of any outstanding Award (including by means of cancellation or re-grant) without stockholder approval. As of the Record Date, the closing price of our Common Stock as reported by the NYSE was $18.75 per share.

Cap on Discounted Awards; Individual Grant Limits. Under the current 2003 Plan, no more than an aggregate of 20% of the total shares reserved for issuance under the Plan may be granted pursuant to Awards with an exercise or purchase price less than 100% of FMV. Stockholder approval is being requested to increase the 20% limitation to 60%. Additionally, no participant may be granted Awards in any one year to purchase more than an aggregate total of the lesser of (i) 1% of the Company’s total number of outstanding shares immediately prior to the grant, or (ii) 2,000,000 shares. Such limitation is subject to proportional adjustment in connection with any change in the Company’s capitalization as described in the 2003 Plan. See also “Awards to Non-Employee Directors,” above.

Award Exercise; Payment of Exercise Price. The Administrator will determine when Awards become exercisable. However, under the current 2003 Plan, no Award may have a term longer than 10 years from the date of grant unless otherwise approved by the Company’s stockholders, and no Award may be exercised after expiration of its term. Stockholder approval is being requested to approve the reduction in the maximum term of grants to 7 years from 10 years. Payment for any shares issued upon exercise of an Award shall be specified in each participant’s Award Agreement, and may be made by cash, check or other means specified in the 2003 Plan.

Tax Withholding. The Company shall have the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including FICA obligations, if applicable) required to be withheld with respect to the grant, exercise, or vesting of any Award.

Effect of Termination, Death, Disability, or Retirement. If a participant’s employment, consulting arrangement, or service as a non-employee director terminates for a reason other than death, disability, or retirement, vesting of ISOs and NQSOs (and related SARs) generally will stop as of the effective termination date. Participants other than non-employee directors generally will have 3 months from their termination date to exercise vested unexercised options before they expire. Non-employee directors generally have a period of 12 months from the date they cease their service as a director to exercise their vested options before they expire. Longer post-termination exercise periods apply in the event of retirement (in the case of employee participants only), or a termination of employment or cessation of service resulting from death or disability. The post-termination exercise period may be as short as 5 business days if a participant is dismissed for cause.

Nontransferability of Awards. Unless otherwise determined by the Administrator, Awards granted under the 2003 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised by the participant only during the participant’s lifetime.

Stock Appreciation Rights. Stock appreciation rights (SARs) may be granted on a standalone basis, in addition to, or in tandem with other Awards under the 2003 Plan. Under the 2003 Plan, freestanding SARs may be granted with an exercise price of not less than 85% of FMV. Tandem SARs may be exercised for all or part of the shares as to which the related Award is then exercisable. Upon exercise of a SAR, a participant is entitled to receive an amount determined by multiplying (a) the difference between the SAR exercise price and the FMV of the shares on the exercise date, times (b) the number of shares with respect to which the SAR is exercised. Payment may be made in the form of cash and/or shares of equal value. For example, assume a participant is granted 100 SARs with an exercise price of $Y. When the SARs become exercisable, assume the FMV of the shares is (3 x $Y) per share. Upon exercise of the SARs the participant is entitled to receive an amount equal to 100 (2 x $Y).

Restricted Stock. The 2003 Plan also permits the Company to grant restricted stock. The Plan Administrator has discretion to establish periods of restriction during which shares awarded remain subject to the Company’s right to repurchase if the participant’s employment or term of service terminates for any reason (including death or disability), or if performance vesting criteria are not met. Restrictions may be based on the passage of time, the achievement of specific performance objectives, or other measures as determined by the Administrator in its discretion. During periods of restriction, a participant has the right to vote his/her restricted stock and to receive distributions and dividends, if any, but may not sell or transfer the shares.

Performance Shares/Units. The 2003 Plan also permits the Company to grant performance shares or units (i.e., entitling the participant to receive a cash payment equal to the value of a prescribed number of shares), upon the achievement of Company and/or individual performance objectives determined by the Administrator. Each performance share will have an initial value equal to the FMV of the underlying shares on the grant date, and each performance unit will have an initial value determined in accordance with applicable accounting guidelines.

The changes to the 2003 Plan are designed to permit the Company to pay compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. In order for larger Performance Unit awards to qualify as performance-based compensation under Section 162(m), the stockholders are being asked to ratify an increase in the limitation on the number of Performance Units that can be received by a Participant in any given year so that no Participant shall receive Performance Units having an initial Imputed Value greater than $5,000,000 (previously $1,000,000), except that a Participant may receive Performance Units in a fiscal year in which his or her employment commences with an initial Imputed Value no greater than $10,000,000 (previously $2,000,000). In order for Performance Share awards to qualify as performance-based compensation under Section 162(m), the stockholders are being asked to ratify an amendment that adds a limitation that no Participant shall receive Performance Shares having an initial Imputed Value greater than $5,000,000, except that a Participant may receive Performance Shares in an Fiscal Year in which his or her employment commences with an initial Imputed Value no greater than $10,000,000.

Deferred Awards. The Administrator, in its discretion, may permit a participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an Award. Any such deferral elections shall be subject rules and procedures determined by the Administrator in its discretion. Once deferred, the cash or shares shall be subject to the claims of the Company’s general creditors.

Changes in Capitalization; Change of Control. The 2003 Plan provides for exercise price and quantity adjustments if the Company declares a stock dividend or stock split. Also, vesting or restriction periods may be accelerated if Sybase merges with another entity that does not either assume the outstanding Awards or substitute equivalent Awards. The Company has employment arrangements with certain executive officers that provide for accelerated vesting of stock options or the accelerated elimination of the Company’s repurchase right upon or following a change of control. See “Employment Agreements and Certain Transactions” at page 33.

Participation in the 2003 Plan. Except as otherwise provided in the 2003 Plan, the grant of Awards is subject to the discretion of the Plan Administrator. No determinations have been made with respect to future awards under the Plan. Accordingly, the value of future awards is not determinable. The following table sets forth information under the 1996 Plan and 2003 Plan with respect to the grant of options and restricted stock purchase rights to the Named Executive Officers, to all current executive officers as a group and to all other employees as a group during the last fiscal year:

AMENDED PLAN BENEFITS *

		Weighted		Weighted
		Average	Restricted	Average
	Options	Exercise Price	Stock	Exercise Price
	Granted (#)	Per Share ($/sh.)	Awards (#)	Per Share ($/sh.)

John S. Chen	100,000	$20.72	250,000	$0.10

Steve Capelli	60,000	20.72	8,000	0.10

Raj Nathan	60,000	20.72	8,000	0.10

		Weighted		Weighted
		Average	Restricted	Average
	Options	Exercise Price	Stock	Exercise Price
	Granted (#)	Per Share ($/sh.)	Awards (#)	Per Share ($/sh.)

Pieter Van der Vorst	50,000	20.72	10,000	0.10

Thomas Volk	80,000	20.72	20,000	0.10

All current executive officers as a group	515,000	20.72	327,000	0.10

All non-officer directors as a group	176,000	14.35	0	—

All other employees as a group	1,917,594	18.61	31,700	0.08

*	Reflects options and restricted stock granted under the 1996 Plan and 2003 Plan. During 2004, an aggregate total of 1,917,594 options and 31,700 shares of restricted stock were granted to all non-executive employees as a group (1,067,942 under the 1996 Plan, 600,107 under the Company’s 1999 Plan and 249,545 under the 2003 Plan). Employees who (i) are officers of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, or (ii) who hold the title of vice president or above are not eligible to receive stock options or restricted stock purchase rights under the 1999 Plan.

Summary of Federal Income Tax Consequences

The following table summarizes certain U.S. income tax consequences relating to ISOs and NQSOs granted under the 2003 Plan.

ISO	Tax Consequences
ISO Grant	None

ISO Exercise	Optionee may be subject to alternative minimum tax

Sale or exchange of underlying shares more than (A) 2 years after grant and (B) 1 year after exercise	All gain or loss is treated as long-term gain or loss

Sale or exchange of underlying shares before either (A) or (B) holding period is satisfied	• Optionee recognizes ordinary income equal to the lower of: (i) the difference between the fair market value of the shares on the exercise date and the exercise price; or (ii) the difference between the sale price of the shares and the exercise price.

• Any gain or loss in excess of the ordinary income amount is treated as long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year from the option exercise date.

• Sybase takes a corresponding compensation deduction for all amounts taxed to optionee at ordinary income rates. For options granted on or after June 9, 2003, the optionee recognizes ordinary income equal to the fair market value of the shares on the date the option was exercised, less the option exercise price.

NQSOs	Tax Consequences
NQSO Grant	None

NQSO Exercise	• Optionee will recognize ordinary income to the extent the fair market value of the stock on the exercise date exceeds the exercise price; such amount will be subject to income tax withholding.

• Sybase takes a corresponding compensation deduction for all amounts taxed to optionee at ordinary income rates.

Sale or exchange of underlying shares	• Optionee will recognize long-term or short-term gain or loss, depending on whether the shares are held for more than 1 year from the date of option exercise.

These tables above are intended to summarize the effects of certain U.S. tax laws, and do not reflect the effect of tax laws of any state or foreign country, or tax consequences relating to a participant’s death. Reference should be made to relevant sections of the Internal Revenue Code of 1986, as amended.

Equity Compensation Plan Information

The following table contains aggregated information regarding our equity compensation plans as of December 31, 2004.

			Number of Securities
	Number of Securities	Weighted average	remaining available for future
	to be issued upon	exercise price of	issuance under equity
	exercise of	outstanding	compensation plans
	outstanding options,	options, warrants	(excluding securities reflected
Plan category (1)	warrants and rights (#)	and rights ($/sh.)	in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	12,764,685	$15.95	3,917,407

Equity compensation plans not approved by security holders (2)	4,136,305	16.02	1,603

Total	16,900,990	15.18	3,919,010

(1)	Includes all equity compensation plans in each category that were assumed by the Company in connection with merger, consolidation and acquisition transactions pursuant to which the Company may make subsequent grants or awards of Company securities in the appropriate category.

(2)	A description of the Company’s 1999 Plan, the Company’s only non-stockholder approved equity plan, is set forth in Note Seven to the Company’s Consolidated Financial Statements, Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2004, which information is incorporated here by reference, and furnished simultaneously with this Proxy Statement.

AMENDMENT OF
EMPLOYEE STOCK PURCHASE PLAN

In February 2005, the Board approved the following amendments to the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan (together, the “ESPP”):

(a)	an increase by 1,600,000 to the total shares reserved for issuance under the ESPP; and

(b)	a change in the method of calculating the purchase price discount for employee purchases under the ESPP. Prior to the amendments, ESPP purchases of Sybase common stock were made for 85% of the lesser of (i) the market price of the common stock at the beginning of a six-month purchase period, or (ii) the market price of the common stock at the end of the same six-month purchase period. Under the amended ESPP, purchases of Sybase common stock will be made at a price equal to 95% of the market price of the common stock at the end of a six-month purchase period (or eight-month purchase period, for the purchase period ending October 31, 2005).

The stockholders are being asked to approve the amendment adding 1,600,000 shares to the ESPP. If approved, this amendment would increase the total number of shares reserved for purchase under the ESPP to 13,400,000 since the inception of the ESPP in 1991.

The ESPP provides Sybase employees with the opportunity to buy the Company’s stock at a discount through voluntary payroll deductions. As of April 1, 2005, approximately 31% (1,119) of the Company’s total worldwide employees participated in the plans. As of April 1, 2005, the Company had issued and sold an aggregate of approximately 11,800,000 shares under the ESPP and no shares remained available for future purchase. If the stockholders do not approve the 1,600,000 share increase to the ESPP, the current ESPP purchase period that commenced March 1, 2005 and continues until October 31, 2005 will be terminated and payroll contributions will be returned to participants.

The Board believes increasing the number of reserved shares under the plan by 1,600,000 (about 1.8% of our issued and outstanding shares on April 1, 2005) is critical in enabling Sybase to motivate high levels of performance through increased employee stock ownership of the Company. Certain general provisions of the ESPP, as amended in February 2005, are summarized below. The international and domestic ESPP plans mirror each other, and apply to U.S. or non-U.S. employees depending where an employee legally resides, the summary provides information applicable to both plans.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the ESPP

General. The ESPP is administered by the Board or a Board committee. Unless limited by law, all regular employees including officers are eligible to participate through voluntary payroll deductions ranging from 1% to 10% of salary. Generally, no participant may purchase more than $25,000 worth of stock per year (based on the stock’s fair market value on the relevant enrollment dates).

Enrollment Dates. The ESPP has two enrollment dates per year – one occurring on the first trading day in May, and the other occurring on the first trading day in November. Prior to the February 2005 amendments to the ESPP, the enrollment dates were on the first trading day in March and September. To facilitate the transition to the new enrollment dates, the purchase period that commenced on the March 1, 2005 enrollment date will end on October 31, 2005 and November 1, 2005 will be the next enrollment date. A 10-day sign-up window precedes each enrollment date. During that window, employees can enroll in the ESPP, change their payroll percentage deductions and alter ESPP instructions to their brokers. Employees are automatically re-enrolled in the ESPP on each enrollment date unless they withdraw from the plan.

Purchase Periods. There are two consecutive 6-month purchase periods per year, each starts on an enrollment date and concludes on a purchase date, on of which is the last trading day of April, and the other of which is the last trading day of October. Prior to the February 2005 amendments to the ESPP, the purchase dates were on the last trading day in February and August. To facilitate the transition to new enrollment dates, the purchase period that commenced on March 1, 2005 will last 8 months and will conclude on the October 31, 2005 purchase date. Employees enrolled on a given enrollment date participate in the purchase that occurs on the last trading day of the relevant purchase period. For example, if an employee is an ESPP participant as of the May enrollment date, the employee participates in the ESPP purchase that occurs on the last trading day of October. If an employee is an ESPP participant as of the November 1 enrollment date, he participates in the purchase that occurs on the last trading day of the following April.

Purchase Price. Under the ESPP, as amended in February 2005, purchases of Sybase common stock will be made at a price equal to 95% of the market price of the common stock at the end of a six-month purchase period. Prior to the February 2005 amendments, ESPP shares were purchased for 85% of the lower of (1) the stock’s fair market value on the enrollment date, or (2) the stock’s fair market value on the last trading day of the six-month purchase period.

Shares Purchased. The number of shares a participant purchases in each purchase period is determined by dividing the total payroll deductions withheld during that purchase period, by the purchase price per share (determined as described above).

Withdrawal; Termination of Employment. A participant may withdraw at any time without affecting his or her eligibility to re-enroll for future ESPP purchases. Termination of employment for any reason immediately cancels a participant’s right to participate in the ESPP, even if the employee has enrolled to participate in an upcoming purchase. In that event, payroll deductions credited to the participant’s account are returned.

Changes in Capitalization. Purchase price, number of shares subject to outstanding participant rights, and shares reserved under the ESPP are appropriately adjusted if a change in the Company’s capitalization occurs during a purchase period (e.g., due to a stock split or stock dividend).

Amendment and Termination of the Plan. The Board may amend or terminate the ESPP at any time. However, certain amendments, including those that increase the number of shares reserved under the plan, requires stockholder approval. Those amendments will not become effective unless approved by a majority of the Votes Present at a stockholder meeting held within 12 months after adoption by the Board.

United States Tax Information

The table is intended to summarize certain U.S. income tax consequences relating to purchases and sales made under the ESPP.

ESPP	Tax Consequences
Enrollment in plan	None

Share purchase	None

Disposition of shares more than (A) 2 years after enrollment and (B) 1 year after share purchase	• Participant will generally recognize ordinary income measured as the lesser of (i) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price, or (ii) the amount by which the fair market value of the shares on the start date for the offering period for the offering period in which those shares were acquired exceeds the option price.

• Any gain or loss in excess of the ordinary income amount will be treated as long-term or short-term capital gain or loss, depending on the actual holding period.

Disposition before either (A) or (B) holding period is satisfied	• Participant will recognize ordinary income on the difference between (i) the fair market value of the shares on the disposition date, and (ii) the ESPP purchase price.

• Any gain or loss in excess of the ordinary income amount will be treated as long-term or short-term capital gain or loss, depending on the actual holding period.

• Sybase is entitled to a corresponding deduction for amounts taxed as ordinary income, subject to certain regulatory limitations on deductibility.

This table is intended to summarize the effects of certain U.S. tax laws, and does not reflect the effect of tax laws of any state or foreign country, or tax consequences relating to a participant’s death. Reference should be made to relevant sections of the Internal Revenue Code of 1986, as amended.

APPROVAL OF EXECUTIVE LEADERSHIP TEAM INCENTIVE PLAN

In March 2005, the Board adopted the Executive Leadership Team Incentive Plan (the “Incentive Plan”) and directed that the Incentive Plan be submitted to stockholders for approval at the 2005 Annual Meeting.

Once approved by stockholders, the Incentive Plan is designed to allow the Company’s annual performance-based cash bonuses to executive officers to qualify as tax deductible under the performance-based exception pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company’s executive officers currently participate in an annual cash bonus program that provides annual awards tied to the Company’s attainment of specified revenue and profit before tax targets.

Because the current bonus program was not approved by the stockholders, payments under the program are subject to the tax deductibility limitation of Section 162(m) of the Code.

The Incentive Plan is designed to continue the existing bonus program’s goal of attracting, retaining and rewarding executive officers by linking bonus payments to the attainment of corporate performance goals. If approved by the stockholders, the Company expects to begin issuing awards under the Incentive Plan in early 2006 tied to fiscal year 2006 performance.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

Summary of the Executive Leadership Team Incentive Plan

Eligibility. Participants in the Incentive Plan are executive officers and key employees who are chosen solely at the discretion of the Compensation Committee. The Chief Executive Officer and all executive officers are eligible to be considered for participation in the Incentive Plan. Because the Company’s executive officers are eligible to receive awards under the Incentive Plan, the executive officers have an interest in this proposal. No person is automatically entitled to participate in the Incentive Plan in any Incentive Plan year. The Company may also pay discretionary bonuses, or other types of compensation, outside of the Incentive Plan.

Purpose. The purpose of the Incentive Plan is to motivate the participants to achieve certain corporate and business unit performance objectives and to reward them when those objectives are satisfied. If certain requirements are satisfied, bonuses issued under the Incentive Plan may qualify as deductible “performance-based compensation” within the meaning of Code Section 162(m).

Administration. The Incentive Plan will be administered by the Compensation Committee of the Board. Subject to the limitations on discretion imposed by Section 162(m) of the Code, the Compensation Committee shall have such powers as may be necessary to administer the Incentive Plan, including authority to construe and interpret terms of the Incentive Plan, to determine awards, eligibility, and the amount, manner and time of payment for awards.

Determination of Awards. Under the Incentive Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. The performance criteria the Compensation Committee may choose from may include one or more of the following:

•	revenue

•	cash position

•	earnings per share

•	GAAP profit before tax

•	net income

•	operating cash flow

•	operating income

•	operating margin

•	pro forma profit before tax

•	return on assets

•	return on equity

•	return on sales

•	total stockholder return

The performance criteria may differ for each participant. Performance criteria may apply to the Company or to one of the business units. The Compensation Committee shall appropriately adjust any evaluation of performance under a performance criterion to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report on Form 10-K to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results. The Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Incentive Plan.

Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the entitlement to an award, but in no event later than 90 days after the end of the applicable award period. The Committee may also defer the payment of awards in its discretion, as necessary or desirable to preserve the deductibility of such awards under Code Section 162(m) and may in its discretion permit a participant to defer receipt of cash that would otherwise be received under the Incentive Plan.

Maximum Award. The amounts that will be paid pursuant to the Incentive Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Incentive Plan in any fiscal year is $5,000,000.

Amendment and Termination. The Compensation Committee may amend, suspend or terminate the Incentive Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Incentive Plan or in any award granted thereunder. The Compensation Committee may amend or modify the Incentive Plan in any respect, or terminate the Incentive Plan, without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award.

Federal Income Tax Consequences. Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the Company. If and to the extent that the Incentive Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups. Awards under the Incentive Plan are determined based on actual future performance, so future actual awards cannot now be determined.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“EY”), independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2005, and recommends that the stockholders ratify such selection. In the event of a negative vote, the Audit Committee will reconsider its selection. EY (or its predecessor) has audited the Company’s annual financial statements since the Company’s inception in 1984, and is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules adopted by the SEC regarding mandatory audit partner rotation. Representatives of EY are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions. Fees for professional services provided by EY in each of the last two fiscal years in each of the following categories are as follows:

	2004 ($)	2003 ($)

Audit Fees	$1,760,158	$1,760,657
Audit-Related Fees	2,614,179	404,273
Tax Fees	429,396	679,430
All Other Fees	0	0

TOTAL	$4,803,733	$2,844,360

Audit Fees include fees associated with the Company’s annual audit, the reviews of the Company’s filings with the SEC during the fiscal year, including its quarterly reports on Form 10-Q for the periods indicated, assistance with financial statements included in registration statements and reports filed with the SEC, and accounting consultations.

Audit-Related Fees include fees not directly related to the attest services for our financial statements and includes Sarbanes-Oxley Section 404 attestation work, due diligence in connection with acquisitions, accounting consultations, audits in connection with proposed or consummated acquisitions and audits of the Company’s pension plan(s).

Tax Fees include tax compliance and international tax advice and planning services.

All Other Fees include support and advisory services related to the Company’s expatriate program and risk management advisory services. The Audit Committee did not approve payment for any services pursuant to the de minimis exception (i.e., services that, if rendered, would compromise auditor independence but were (i) less than 5% of the total fees paid to EY for the years noted; (ii) not recognized as non-audit services at the time of engagement; and (iii) brought to Audit Committee’s attention and approved prior to the completion of the audit). The Audit Committee of the Board of Directors determined that the non-audit services provided by EY as described above are compatible with maintaining such auditors’ independence.

Pre-Approval Policies and Procedures. During 2004, the Audit Committee pre-approved 100% of the fees described in the above table in accordance with its pre-approval policies and procedures. Generally, at the beginning of each fiscal year, the Audit Committee reviews a written report prepared by the independent auditor describing the proposed scope of services in each of the above categories for that year, including estimated fees and costs related to each activity. The independent auditor is not authorized to undertake any activities on behalf of the Company unless and until the Audit Committee has approved the auditor’s report. The Audit Committee regularly oversees and monitors all activities performed by (and all fees paid to) the independent auditor. The Audit Committee may authorize the CFO to engage the independent auditor directly to perform non-audit services that have been pre-approved by the Audit Committee, and which do not exceed a specified maximum dollar amount. The CFO is required to report all such engagements to the Audit Committee on a regular basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors in accordance with its amended and restated charter, as adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Company’s 2004 Annual Report on Form 10-K, and discussed the quality (not merely acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also provided direct oversight over the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act relating to maintaining effective internal controls and the Company’s engagement of the independent registered public accounting firm that opined on the Company’s compliance with Section 404. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. Accordingly, the Committee has discussed with such auditors the matters required to be discussed under SAS 61, as modified or supplemented, including such auditors’ judgments as to the quality and acceptability of the Company’s accounting principles, as well as other matters required to be discussed with the Committee under generally accepted auditing standards. The Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed the matter of auditor independence from management and the Company with the Company’s independent auditors. The Committee also considered the compatibility of non-audit services with the auditors’ independence. The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the Company’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held sixteen meetings during fiscal year 2004.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) inclusion of the Company’s audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2004. The Committee also selected the Company’s independent registered public accounting firm for fiscal 2005.

Report submitted by:

Alan B. Salisbury (Chairman)
Cecilia Claudio
Jack E. Sum
Robert P. Wayman

EXECUTIVE COMPENSATION

Summary Compensation Table

This table shows summary compensation information for the last three fiscal years for the Chief Executive Officer, and the four most highly compensated executive officers during 2004 (other than the CEO). These individuals are referred to as “Named Executive Officers.”

						Long-Term Compensation
		Annual Compensation				Awards
				Other		Restricted	Number of	All
				Annual		Stock	Shares	Other
		Salary	Bonus	Compensation		Awards	Underlying	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)		($)(5)	Options (#)(6)	($)(7)
John S. Chen	2004	$950,000	$506,224	$116,812	(4)	$5,155,000	100,000	$1,500
Chairman of the Board,	2003	900,000	496,100	174,893	(4)	3,525,000	700,000	1,500
CEO and President	2002	821,500	479,280	71,418	(4)	—	556,200	1,500

Steven M. Capelli (8)	2004	435,468	—	6,104		164,960	60,000	1,500
Senior Vice President & General Manager	2003	354,775	200,000	—		—	10,000	—
North America Operations	2002	380,207	—	—		—	20,000	1,500

Raj Nathan (9)	2004	340,000	96,008	—		164,960	60,000	1,500
Senior Vice President & General Manager	2003	383,512	—	—		105,750	12,500	1,500
Product and Technology Operations Group	2002	402,898	—	—		—	43,000	1,500

Pieter A. Van der Vorst	2004	337,800	107,791	—		206,200	50,000	1,500
Senior Vice President and	2003	324,850	107,113	—		211,500	25,000	1,500
Chief Financial Officer	2002	305,720	101,088	—		—	65,000	1,500

Thomas Volk (10)	2004	458,999	—	—		412,400	80,000	1,500
Executive Vice President	2003	368,728	176,000	77,494		126,900	315,000	1,500
Worldwide Field Organization	—	—	—	—		—	—	—

(1)	Salary includes amounts earned for the year indicated (including any variable sales compensation) and deferred pursuant to the Company’s 401(k) plan, or pursuant to the Company’s Executive Deferred Compensation Plan.

(2)	Bonuses for each year include amounts earned for that year, regardless of when paid. Bonuses paid during the year are excluded if they were earned for and reported in a prior year.

(3)	Except for Mr. Chen and Mr. Volk, the aggregate amount of perquisites provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10 percent of such individual’s combined salary and bonus for any year.

(4)	Includes amounts paid to Mr. Chen as set forth in the following table. For 2003 only, total also includes $51,921 cash payment in lieu of sabbatical leave benefit to which Mr. Chen was entitled under the Company’s Sabbatical Leave Plan, amended as of May 1, 2003, a copy of which was filed as Exhibit 10.39 to the Company’s Annual Report on Form 10-K for year ended December 31, 2004. Except for such sabbatical leave payout and Mr. Chen’s automobile allowance, all amounts include amounts paid to cover applicable income taxes.

		Equalization		Reimbursement of
		payments for	Reimbursement	Certain Medical/Dental
	Auto	forfeited 401(k)	of Supplemental	Expenses, and Legal
	allowance	contributions from	Insurance	and Tax Preparation
Year	($)	prior employer ($)	Premiums ($)	Fees ($)
2004	$18,000	$8,295	$63,980	$26,533
2003	18,000	8,295	66,693	28,485
2002	18,000	6,910	35,882	18,891

(5)	Reflects the fair market value of the shares as of the date restricted stock purchase rights were granted, less the purchase price. No dividends have been paid (and are not expected to be paid) on the restricted stock reflected in this column. In 2004, an aggregate of 327,000 shares of restricted stock were issued to the Named Executive Officers (see table below) and certain other senior executives pursuant to the exercise of such rights. The restricted stock awards to Named Executive Officers in 2004 were granted on February 4, 2004 and the closing price of our stock on that date was $20.72 per share. The restricted stock issued in 2004 remains subject to the Company’s right to repurchase if a recipient’s employment ends any time prior to the third anniversary of the rights grant date. In 2003, an aggregate of 349,000 shares of restricted stock were issued to the Named Executive Officers (see table below) and certain other senior executives pursuant to the exercise of such rights. During 2002, no restricted stock or stock purchase rights were issued. The restricted stock awards in 2003 were granted on February 14, 2003 and the closing price of our stock on that date was $14.10 per share. Restricted stock issued in 2003 remains subject to the Company’s right to repurchase if a recipient’s employment ends any time prior to the third anniversary of the rights grant date, except that restricted stock, issued to the CEO, remains subject to the Company’s repurchase right if his employment ends at any time prior to the fourth anniversary of the rights grant date.

		Dollar Value		Dollar Value of
	2004	of Shares at		Shares at
	Restricted	12/31/04	2003	12/31/04
	Stock	(absent	Restricted	(absent	Aggregate
	Award	restrictions)	Stock Award	restrictions)	Value
	(#)	($)*	(#)	($)*	($)

Mr. Chen	250,000	$4,962,500	250,000	$4,962,500	$9,925,000

Mr. Capelli	8,000	158,800	—	—	158,800

Dr. Nathan	8,000	158,800	7,500	148,875	307,675

Mr. Van der Vorst	10,000	198,500	15,000	297,750	496,250

Mr. Volk	20,000	397,000	9,000	178,650	575,650

*	Value based on closing price of $19.95 per share at December 31, 2004

(6)	Reflects options to purchase Sybase Common Stock under the 1996 Plan. In 2003, the Named Executive Officers also were granted options to purchase common stock in FFI a majority-owned subsidiary under the FFI 2001 Stock Option Plan, as follows, 300,000 options for Mr. Chen, 10,000 options for Mr. Capelli, 30,000 options for Dr. Nathan, 10,000 options for Mr. Van der Vorst, and 10,000 options for Mr. Volk. FFI options were not awarded to the Named Executive Officers in 2002 or 2004.

Descriptions of the 2003 Plan, 1996 Plan and the FFI 2001 Stock Option Plan are set forth in Note Seven to the Consolidated Financial Statements, Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2004, which information is incorporated here by reference, and furnished simultaneously with this Proxy Statement.

(7)	Reflects 401(k) matching contribution received by all eligible Company employees for the fiscal years noted.

(8)	Mr. Capelli’s “Salary” for each year reflects base salary and variable sales compensation as follows:

Year	Base Salary ($)	Variable sales compensation ($)

2004	$310,000	$125,468

2003	270,108	84,667

2002	289,800	90,407

(9)	Dr. Nathan’s “Salary” for 2002 and 2003 reflects base salary and variable sales compensation as follows:

Year	Base Salary ($)	Variable sales compensation ($)

2003	$315,285	$68,227

2002	303,160	99,738

(10)	Mr. Volk’s “Salary” for 2003 and 2004 reflects base salary and variable sales compensation as follows:

Year	Base Salary ($)	Variable sales compensation ($)

2004	$374,999	$84,000

2003	349,978	18,750

Mr. Volk’s “Bonus” for 2003 includes a $120,000 sign-on bonus paid when Mr. Volk joined Sybase as an executive officer in January 2003. “Other Annual Compensation” for 2003 reflects a $3,100 financial planning expense incurred by the Company pursuant to the Executive Financial Planning and Service Program for Section 16 Officers effective February 5, 2003 (a summary of which is attached as Exhibit 10.38 to the Company’s 2004 Annual Report on Form 10-K), and $74,394 in taxable and non-taxable relocation expenses. Taxable relocation and financial planning amounts include amounts to cover applicable income taxes.

Option Grants in Last Fiscal Year

Sybase Options. The table below shows Sybase stock options granted to the Named Executive Officers in 2004, and the potential realizable value of those stock options, assuming 5% and 10% annual rates of stock appreciation over the life of the options. All options reflected in the table have exercise prices equal to the fair market value of the Common Stock on the date of grant, and have a 10-year term. The 5% and 10% rates of appreciation are specified by the rules of the SEC and do not represent estimates or projections of future stock prices.

	Individual Grants
	Number of	% Of Total
	Shares	Options			Potential Realizable Value
	Underlying	Granted to	Exercise		At Assumed Annual Rates
	Options	Employees	Price Per		Of Stock Price Appreciation For
	Granted	In 2004	Share	Expiration	Option Term ($)
Name	(#)(*)	(%)	($/sh.)	Date	5% ($)	10% ($)
John S. Chen	100,000	4.3	$20.72	02/04/14	$1,303,070	$3,302,234

Steven M. Capelli	60,000	2.6	20.72	02/04/14	781,842	1,981,341

Raj Nathan	60,000	2.6	20.72	02/04/14	781,842	1,981,341

Pieter A. Van der Vorst	50,000	2.2	20.72	02/04/14	651,535	1,651,117

Thomas Volk	80,000	3.5	20.72	02/04/14	1,042,456	2,641,787

*	All options in the table were granted under the 1996 Plan and vest over a 4-year period at the rate of 1/8 after six months, then in equal monthly installments over the next 42 months. The exercise price of the options is equal to the fair market value of the Company’s stock on the grant date. Unexercised options expire (and become unexercisable) 10 years after the grant date. If an option holder’s employment terminates, vesting generally stops as of the termination date. However, the option holder generally has three months from that date to exercise any vested unexercised options before they expire. Longer post-termination exercise periods apply if termination results from other reasons, such as death or disability. Option vesting is accelerated if Sybase merges with another corporation that does not either assume the outstanding options or substitute equivalent options. The Company has employment arrangements with certain executives that provide for accelerated vesting upon or following a change of control. See “Employment Agreements and Certain Transactions” at page 33.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

This table shows stock option exercises by the Named Executive Officers during 2004, and the number and value of unexercised “in-the-money” options held by them at the end of 2004. “In-the-money” means the option exercise price was less than the fair market value of the stock at December 31, 2004. None of the Named Executive Officers exercised iAS or FFI stock options in 2004.

	Shares		Number of		Value of Unexercised
	Acquired		Shares Underlying		In-the-Money
	on	Value	Unexercised Options at		Options at
	Exercise	Realized	Fiscal Year-End (#)		Fiscal Year-End ($)(3)
Name	(#)(1)	($) (2)	Exercisable	Unexercisable	Exercisable	Unexercisable
John S. Chen	315,000	$3,595,224	2,985,544	547,326	$18,924,303	$3,346,122

Steven Capelli	17,995	231,404	203,964	63,334	655,928	111,130

Raj Nathan	35,000	350,813	320,511	67,709	2,042,684	162,718

Pieter A. Van der Vorst	204,708	1,046,198	121,946	68,346	61,032	134,918

Thomas Volk	—	—	119,578	225,422	563,598	884,152

(1)	Each of the Named Executive Officers has entered into an insider stock selling plan established under Rule 10b5-1 of the Exchange Act (“Rule 10b5-1 Plan”). A Rule 10b5-1 Plan allows an individual to establish non-discretionary stock selling instructions for stated amounts of the individual’s Company stock at a pre-set selling price before the individual becomes aware of material nonpublic information affecting the Company. Transactions executed pursuant to a Rule 10b5-1 Plan provide a participant with an affirmative defense against charges that he/she traded shares while in possession of material nonpublic information, even if the transactions occur during Company-imposed trading blackouts applicable to other Company insiders. Each of the Rule 10b5-1 Plans in which the Named Executive Officers participate contains pre-determined selling instructions that cannot be changed for a period of one year from the date the instructions first become effective.

(2)	Amount by which the fair market value of the stock exceeded the option exercise price on the exercise date.

(3)	Based on the NYSE closing price on December 31, 2004 ($19.95 per share), minus the exercise price of in-the-money options.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee consists entirely of non-employee, independent directors. The Compensation Committee reviews the total compensation arrangements for the Chief Executive Officer and other members of senior management, including the executive officers listed on the Summary Compensation Table appearing on page 24 determines their compensation, and administers the Company’s executive compensation programs. The Compensation Committee also provides guidance to management on the Company’s compensation policies for all employees. The Compensation Committee has engaged an independent executive compensation consulting firm that participates in committee meetings to assist the Compensation Committee in discharging its responsibilities. Compensation Committee meetings generally include executive sessions where the committee meets outside the presence of management. The Compensation Committee reviews its charter annually and the charter is approved by the full Board.

I. Compensation Philosophy

The Compensation Committee believes that the Company’s executive compensation programs should support the Company’s primary objective of creating value for its stockholders. Accordingly, the Compensation Committee has structured the Company’s executive compensation programs to motivate the senior management team to achieve or exceed key objectives by making a significant portion of individual compensation directly dependent on the Company’s achievement of financial goals, and by providing significant rewards for exceeding those goals. The Committee believes that strong financial performance, on a sustained basis, is an effective means of enhancing long-term stockholder return.

The Compensation Committee believes that offering the senior management team a competitive total compensation package centered around an at-risk, pay-for-performance philosophy helps achieve the Company’s primary objective of creating value for its stockholders. With respect to each of the primary components of total compensation specifically, this means:

•	Base salaries and benefits are competitive with comparable public technology companies relative to similar positions.

•	Thresholds for bonus payments are based principally on overall corporate performance. Bonus payout percentages vary widely and are based on a number of factors including personal performance and bonus and compensation levels for similar positions at peer companies. Certain executives participate in variable compensation plans that pay bonuses based on meeting or exceeding pre-determined revenue goals. The structure of our bonus programs fosters a performance-driven culture and is designed to retain our top performers.

•	Equity compensation awards are structured to foster managing from the perspective of owners with an equity stake in Sybase and to encourage executive retention. These awards also reward executive officers and other key employees for maximizing long-term stockholder value.

The Compensation Committee aggregates base salary, bonus and equity compensation awards when analyzing an executive’s compensation against compensation surveys and peer companies.

The Compensation Committee held seven meetings in 2004. At several of these meetings, the CEO made recommendations to the Compensation Committee with respect to compensation adjustments for other executive officers and with respect to the structure and terms of these officers’ Target Bonuses and equity-based compensation arrangements. However, the CEO did not participate in the portions of the meetings during which his own compensation was deliberated.

II. Executive Compensation Considerations

The Company takes the following factors into consideration in designing its executive compensation programs:

Compensation Positioning and Comparative Framework

The Company’s executive compensation programs are designed to deliver overall cash compensation, long-term incentives, and executive benefits competitive with comparable public technology companies. Bonuses are tied closely to corporate performance such that actual awards can vary considerably according to overall Company performance. See “Incentive and Special Bonuses,” Section II (b)(ii), below.

The Company participates in several executive compensation benchmarking surveys that provide summarized data on levels of base salary, target annual cash incentives, and stock-based and other long-term incentives. Additionally, the Committee retains the services of an independent executive compensation-consulting firm to perform parallel survey analyses and to make best-of-practices recommendations.

In 2004, the Company analyzed competitive market compensation information from AON-Radford Executive Salary Surveys for 20 publicly held peer software companies, and compared the results to the Company’s executive compensation. The peer software companies included two principal competitors and other similarly-sized companies in our general industry whom we compete with for executive talent. Five of the eight companies comprising the S&P Systems Software industry index referenced in the Performance Graph on page 34 of this Proxy Statement are included in the group of 20 peer companies surveyed. There were no changes in the peer group included in the AON-Radford surveys for 2003 and 2004. The AON-Radford surveys were supplemented by review of executive compensation data of peer companies from proxy statements filed with the SEC, Mercer and Economic Research Institute survey data, and input from executive compensation consultants on other factors such as market trends, look-back analysis of peer group companies, and best-of-practices recommendations.

Components of Executive Compensation.

The Company’s executive compensation program has the following three primary components:

(a) Base Salary. The Committee believes that executive salaries must be sufficiently competitive to attract and retain key executives. Base pay and annual increases are determined (A) through an analysis of each individual’s salary and total target compensation relative to salaries and total target compensation for similar positions within the Company and at peer companies, and (B) through a subjective analysis of each individual’s contributions to the Company’s success. In 2004, all of the twelve executives received base salary increases ranging from three to seven percent with the intention of maintaining competitiveness with the peer companies as well as rewarding each executive’s individual performance.

(b) Annual Target Incentive and Discretionary Bonuses. The Committee believes one of the key differentiators of executive compensation should be the variable portion provided by annual cash incentive programs. Incentive bonuses generally are awarded to executives if the Company meets or exceeds prescribed revenue and profit before tax objectives. If the Company fails to meet these objectives, awards may be significantly reduced or even eliminated if minimum thresholds are not achieved. Conversely, if the Company overachieves these objectives, awards may be significantly increased above target thresholds.

In February 2004, the Committee established a total 2004 target incentive bonus amount (“Target Bonus”) for seven of the Company’s twelve Section 16 executive officers (including the CEO). The Target Bonus ranged from 45% to 122% of each participating executive’s base salary. Fifty percent (50%) of the total Target Bonus amount was tied to the achievement of a prescribed Company profit before tax (PBT) objective expressed on a pro forma basis (which excludes amortization of certain expenses, including certain purchased intangibles, unearned stock-based compensation and restructuring costs) (“PBT Component”), and Fifty percent (50%) of the total Target Bonus was tied to achievement of a prescribed Company revenue objective (“Revenue Component”).

The Committee determined that underachievement of the PBT objective by up to 30% would result in a corresponding reduction of the PBT Component of each executive’s Target Bonus, and that no PBT Component would be paid if the PBT objective was underachieved by more than 30%. Underachievement of the revenue objective by up to 5% would result in up to a 30% decrease in the Revenue Component of each executive’s Target Bonus, and no Revenue Component would be paid if the revenue objective was underachieved by more than 5%. For 2004, the Company achieved 87.3% of its PBT objective and 93.9% of the Revenue Component. Accordingly, each participating executive officer received a cash bonus amount for the year equal to 43.7% of his or her PBT Component only. Four executive officers that did not receive a Target Bonus were instead enrolled in variable compensation plans pursuant to which they earned variable sales compensation based on meeting or exceeding pre-determined revenue quotas. One executive officer participated in a program that combined features of both plans.

In addition to the foregoing, the Compensation Committee has the right to recommend discretionary cash bonus awards proposed by the CEO or a member of the Compensation Committee based on a subjective evaluation of an executive’s individual contributions to the Company’s success. These bonuses are not based on predetermined measures of corporate performance or achievement of specified corporate objectives. No person serving as an executive officer in 2004 received a discretionary bonus for 2004.

(c) Equity-based Incentives. Stock options and the other equity-based awards such as restricted stock are a key component of executive compensation. Initial hire-on grants of stock options or restricted stock purchase rights to executives generally are recommended by the CEO, then are reviewed by the Compensation Committee and if appropriate, are approved, and are designed to be competitive with those offered by comparable technology companies for an executive’s job level. The initial award is intended to motivate the executive to make the kinds of decisions and to implement the types of strategies and programs that contribute to an increase in stockholder value over time. Additional equity-based awards generally are awarded to the Company’s executives on an annual basis. The size of these awards fall within a competitive range for an executive’s position and are granted to reflect an executive’s ongoing contributions to the Company’s success, to create an incentive to remain with the Company, and/or to provide a long-term incentive to help the Company achieve its financial and strategic objectives. The Compensation Committee also provides guidance to management on the issuance of equity awards to non-executive employees.

Restricted stock purchase rights have been granted in recent years to enhance these incentives. During 2004, an aggregate of 327,000 shares of restricted stock were issued to the Company’s executive officers. All such shares were acquired upon exercise of restricted stock purchase rights that were granted at a price of $0.00 to 0.10 per share. The restricted stock remains subject to the Company’s right to repurchase the shares if a recipient’s employment ends any time prior to the third anniversary of the rights grant date. See also “Employment Agreements and Certain Transactions” at page 33.

In February 2005 performance-based restricted stock was granted to the CEO and other senior executives. See footnote 5 to “Stock Ownership of Management and Beneficial Owners” on page 25. The vesting of these grants will occur in three years based on the Company’s achievement of revenue growth rates, income before tax growth rates and achievement of stockholder returns relative to the S&P 400. The Compensation Committee believes that tying the vesting of equity awards granted to senior management to the Company’s financial performance aligns the interests of management and stockholders and will reward performance that benefits the stockholders. The Committee believes that future grants to executives should include performance-based restricted stock awards as a primary component of equity-based incentives.

In determining the amount of stock options and restricted stock purchase rights granted to an individual executive, the Committee considers such factors as (A) for new executives, the award necessary to attract the executive to the Company and market standards for similar positions, and (B) for continuing executives, an individual’s prior and outstanding awards, the vesting of such awards, executive performance and award levels offered by other companies for comparable positions.

Special additional stock options and other stock rights may be granted or approved from time to time to executive officers in connection with promotions, assumption of additional responsibilities and other factors.

Other compensation considerations. The Company generally believes its benefit programs should be comparable for all employees. However, the Committee recommends additional benefits for certain individuals from time to time if it determines that the category and amount of such benefits are reasonable and necessary to provide additional incentives to attract or retain key executives. For example, in the case of the CEO, the Company agreed to provide him with certain benefits comparable to the benefits he received from his prior employer, pursuant to his employment agreement with the Company (see footnote 4 to “Summary Compensation Table” at page 24, and “Employment Agreements and Certain Transactions” at page 33).

Change of control arrangements. The Compensation Committee also evaluated the potential costs to the Company in the event of a change of control under the change of control agreements entered into with Company management. (See “Employment Agreements and Certain Transactions” at page 33). Based on this review, the Compensation Committee finds the potential payouts in a change of control scenario in the aggregate to be reasonable and not excessive.

Mandatory Option Expensing. The Compensation Committee is actively considering the potential impact of impending changes in the financial accounting treatment of equity compensation arrangements on the Company’s reported earnings. As a result, the Compensation Committee is considering decreasing the stock option-type component of equity compensation and increasing the “full-value” component of equity compensation.

Non-Qualified Deferred Compensation. The Company maintains an unfunded and unsecured non-qualified deferred compensation plan for a select group of management and highly-compensated employees. The accounts are subject to the claims of the Company’s general creditors. The performance of individual account balances are measured by investments that are identical to each participant’s mutual fund investment choices in the Company’s 401(k) plan. There is no guaranteed minimum rate of return and the Company has not made any contributions to the non-qualified deferred compensation plan accounts above and beyond the compensation amounts deferred by participants.

Perquisites. We do not provide officers with permanent lodging, club memberships, personal entertainment or family travel.

Total Compensation. The Compensation Committee reviewed all components of the CEO’s and executive officers’ compensation, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the company of all perquisites and other personal benefits and under several potential severance and change-in-control scenarios. Based on this review, the compensation committee found that the CEO’s and executive officers’ total compensation (including potential payouts under change-in-control and severance scenarios) in the aggregate to be reasonable and not excessive.

III. 2004 Chief Executive Officer Compensation

In February 2004, the Compensation Committee established base salary, Target Bonus compensation and equity-based compensation for the CEO retroactive to January 2004. In considering the CEO’s total compensation mix and the individual components thereof, the Compensation Committee reviewed various analyses and comparative survey data as described in Section II, above. In determining the five and a half (5.5) percent increase in the CEO’s base salary, and the equity compensation component of the CEO’s total compensation, the Committee took into consideration the fact that the CEO had achieved his personal objectives for the prior year, including objectives relating to:

•	Financial targets, including earnings per share and cash generation objectives;

•	Market share increases for specified business lines; and

•	Executive development and training

The full Board of Directors ratified the Compensation Committee’s actions with respect to the CEO’s 2004 total compensation arrangement. The Target Bonus portion of the CEO’s cash compensation comprised 35% of his total cash compensation, and was calculated and paid as described in Section II, above.

IV. Director Compensation

The Compensation Committee reviews non-employee director compensation annually and recommends any changes to the full Board for approval. See “Non-Employee Director Compensation” at page 7 for non-employee director compensation information.

V. Compensation Limitations

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations adopted thereunder by the Internal Revenue Service, publicly held companies may be precluded from deducting certain compensation paid to certain executive officers in excess of $1.0 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Company believes that stock options and certain performance-based full value awards under the Company’s Amended and Restated 2003 Stock Plan can be excluded from calculating the $1.0 million limit. In 2004 the Company was precluded from deducting an aggregate of $2.7 million relating to the vesting of restricted stock awards held by executives and an aggregate $0.3 million of annual cash incentive payments to executives due to Code Section 162(m). If adopted by stockholders at the 2005 Annual Meeting, future payments under the Executive Leadership Team Incentive Plan will be excluded from the Section 162(m) deduction limitation.

Report submitted by:

Richard C. Alberding (Chairman)
L. William Krause
Linda K. Yates

EMPLOYMENT AGREEMENTS AND CERTAIN TRANSACTIONS

John S. Chen. In June 2001, the Company entered into an amended and restated employment agreement with Mr. Chen, pursuant to which he serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The agreement provides for annual base salary and target incentive compensation adjustments approved by the Board of Directors, and employee benefits comparable to those he received from his prior employer. If his employment terminates without cause and not in connection with a change of control, as defined in his amended and restated change of control agreement (see “Executive Change of Control Agreements,” below). Mr. Chen’s agreement provides for a severance payment equal to 150% of his base pay and target annual cash bonus for the then-current fiscal year, continuation of his employee benefits for a period of 18 months from his effective date of termination, accelerated vesting of 100% of his then-outstanding stock options and the immediate release of 50% of his restricted stock from escrow. In August 2002, the Company and Mr. Chen amended Mr. Chen’s employment agreement, effective January 1, 2003, to provide for payment by the Company, upon Mr. Chen’s retirement, of premiums for coverage for Mr. Chen, his spouse and eligible dependents (plus an amount sufficient to cover federal and state income tax liability associated with such premium payments) under the Company’s U.S. Retiree Health Program. This program allows eligible domestic Company employees to purchase health insurance upon retirement. The benefits under this amendment will not be paid if Mr. Chen is terminated by the Company for cause or involuntarily before he reaches age 55. See “Executive Change of Control Agreements,” below, regarding amounts payable to Mr. Chen in the event his employment terminates in connection with a change of control.

Executive Change of Control Agreements. The Company has entered into amended and restated change of control agreements with each of the Company’s current Chief Executive Officer; Chief Financial Officer; Senior Vice President, Corporate Development and Marketing; and General Counsel providing for severance payments equal to an amount not less than two times each such officer’s then-current annual base salary and annual target incentive compensation, accelerated vesting of 100% of his then-outstanding stock options and the immediate release of his restricted stock from escrow and continuation of benefits for two years. These benefits are payable upon a change of control, regardless of whether the officer is terminated. If any payments under the foregoing change of control agreements are covered under Section 280G of the Internal Revenue Code (the “Code”) and subject the employee to excise tax under Section 4999 of the Code, the Company will provide the employee an amount sufficient to cover the excise tax imposed and any other income or employment taxes imposed on the amounts paid to cover the excise tax.

The Company has entered into similar amended and restated change of control agreements with each of its other current executive officers providing for similar benefits, but only if the officer’s employment is terminated upon or within 18 months following a change of control. A “change of control” means the first to occur of any of the following events: (i) any person becomes the direct or indirect beneficial owner of 50% or more of the Company’s voting securities (whether by tender offer or otherwise); (ii) there is a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are incumbent directors; (iii) a merger or consolidation involving the Company results in a conversion of the Company’s voting securities immediately prior to the transaction into less than 50% of the total voting power of the voting securities of the surviving entity; or (iv) a sale of all or substantially all of the Company’s assets. If any payments under the foregoing change of control agreements are covered under Section 280G of the Internal Revenue Code (the “Code”) and subject the employee to excise tax under Section 4999 of the Code, the Company will either provide the employee full change of control benefits, or pay such lesser amount which would result in no portion of the change in control benefits being subject to excise taxes, and will pay whichever amount results in the greater after tax benefit to the employee.

PERFORMANCE GRAPH

This graph and table compare the cumulative total return on a $100 investment in our Common Stock on December 31, 1999, with the cumulative total return on a $100 investment (assuming reinvestment of all dividends) in the indices noted. Five of the eight companies comprising the S&P Software Systems index are included in the group of 20 peer companies referenced in Section II of the “Compensation Committee Report on Executive Compensation” beginning at page 28 above.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 1999 with dividends reinvested

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
Sybase, Inc.	$100	$117	$93	$79	$121	$117
S&P © 500	$100	$91	$80	$62	$80	$89
S&P © Systems Software	$100	$50	$53	$40	$46	$50

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Section 16 officers and directors, and holders of more than 10% of any class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Forms 4 and 5 with the SEC. These individuals are also required to furnish the Company with copies of all Section 16(a) forms filed on their behalf.

Based solely on our review of the forms we received, or written notice from certain reporting persons that no Forms 4 or 5 were required, the Company believes that except as noted below all required Section 16(a) filings were made on a timely basis in 2004.

In April 2004, a late Form 4 was filed for the exercise and sale of 5,920 shares of common stock by Marty Healy, a former Section 16 officer. In April 2004, a late Form 4 was filed for the exercise and sale of 10,000 shares of common stock by Pieter Van der Vorst, a Section 16 officer. In May 2004, a late Form 4 was filed for the sale of 3,000 shares of common stock by Terry Stepien, a Section 16 officer. In October 2004, a late Form 4 was filed for the purchase of 500 shares of common stock by Jack Sum, a director.

OTHER MATTERS

Documents Incorporated by Reference

The information in Note Seven to the Consolidated Financial Statements contained in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 is incorporated by reference as noted (i) in footnote 2 to the “Equity Compensation Plan Information” table on page 18, and (ii) in footnote 6 to the “Summary Compensation Table” on page 25. The Report on Form 10-K is being furnished to stockholders simultaneously with this Proxy Statement.

Deadline for Receipt of Stockholder Proposals for the 2006 Annual Meeting

If you want us to consider a proposal for possible inclusion in our Proxy Statement for our 2006 Annual Meeting of Stockholders, you must deliver your proposal to Sybase’s Corporate Secretary at our principal executive offices, One Sybase Drive, Dublin, California 94568 no later than December 30, 2005. Any such proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you wish to present a proposal at our 2006 Annual Meeting, and the proposal is not intended to be included in our Proxy Statement relating to that meeting, you must give advance notice to us prior to the deadline for such meeting determined in accordance with our Bylaws (the “Bylaw Deadline”), as described below. If you give notice of such a proposal after the Bylaw Deadline, you will not be permitted to present the proposal to the stockholders for a vote at the meeting. Rules under the Securities Exchange Act of 1934, as amended, also establish a different deadline for submission of stockholder proposals that are not intended to be included in our 2006 Proxy Statement with respect to the discretionary voting of proxies on such proposals (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for our 2006 Annual Meeting is March 15, 2006 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement). If you give notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against your proposal when and if the proposal is raised at our 2006 Annual Meeting. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our next Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2006 Annual Meeting, and we believe that our proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.

If you intend to present a proposal or nomination from the floor at the 2006 Annual Meeting, but you do not intend to have it included in our 2006 Proxy Statement, then you must deliver a copy of your proposal or nomination to Sybase’s Corporate Secretary at our principal executive offices in accordance with the following procedures:

Under our Bylaws we must receive your notice not less than 90 days prior to the 2006 Annual Meeting (unless there is less than 100 days’ notice of the meeting date, in which case notice must be received no later than the tenth day following the day on which such notice is first given or disclosed). Also, your notice must state all of the following as to each matter, or the presiding officer may properly refuse to acknowledge your proposal or nomination:

•	your name and address, and the nature of the matter

•	that you are a stockholder of record and are entitled to vote at the meeting

•	the name and address of your nominee, if any

•	whether you will appear in person or by proxy to make the proposal or nomination

•	a description of all arrangements between you and the nominee, if any, regarding the nomination

•	all other information that would be required in a proxy statement

We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the 2005 Annual Meeting, including any stockholder proposals received between the date of this Proxy Statement and the Bylaw Deadline for this year’s Annual Meeting, which is May 9, 2005 (the tenth day after this Proxy Statement is mailed).

The Board of Directors does not know of any other matters to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with their best judgment on such matters.

THE BOARD OF DIRECTORS

Dated: April 22, 2005

FORM OF PROXY

SYBASE, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 26, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 22, 2005, and hereby appoints Pieter A. Van der Vorst, Scott V. Irey and Daniel Cohen, or any of them, with full power of substitution, attorneys and proxy holders to vote, as indicated on the reverse side, all shares of Common Stock of SYBASE, INC., a Delaware Corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held May 26, 2005 at 10:00 a.m. local time at the offices of the Company , United Nations Conference Room, One Sybase Drive, Dublin, California 94568, and at any adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if personally present at such meeting, on the matters set forth on the reverse side.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE )

SYBASE, INC.

Vote on Directors

1.	Election of Class I Directors	For All	Withhold All	For All Except:	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below:
Nominees	1) John S. Chen	☐	☐	☐
2) Alan B. Salisbury

Vote on Proposals

2.	Approve amendments to the Sybase, Inc. Amended and Restated 2003 Stock Plan, that among other matters, increase the share reserve by 3,000,000 shares	For	Against	Abstain
		☐	☐	☐

3.	Approve a 1,600,000 increase in the share reserve of the Sybase, Inc. Employee Stock Purchase Plans	For	Against	Abstain
		☐	☐	☐

4.	Approve the Executive Leadership Team Incentive Plan	For	Against	Abstain
		☐	☐	☐

5.	Ratification of Ernst & Young LLP as independent registered public accounting firm for 2005	For	Against	Abstain
		☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

Signature (Please Sign Within Box)	Date	Signature (Joint Owner)	Date